Exhibit 24.1

Each person whose signature appears below appoints Nathaniel A. Brown, Janine M. Watson, Burton Cole, William C. Morris, and Jon A. Dobson, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign: (A) a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to the offering and sale by TC PipeLines, LP (the “Company”) of common units of the Company and (B) any and all amendments, supplements, and other filings or documents related to such Registration Statement.

Name	Title	Date

/S/ NATHANIEL A. BROWN	Director and President of TC PipeLines GP, Inc.	February 5, 2020
Nathaniel A. Brown	(Principal Executive Officer)

/S/ WILLIAM C. MORRIS	Vice-President of TC PipeLines GP, Inc.	February 5, 2020
William C. Morris	(Principal Financial Officer)

/S/ BURTON D. COLE	Controller of TC PipeLines GP, Inc.	February 5, 2020
Burton Cole	(Principal Accounting Officer)

/S/ NADINE E. BERGE	Director of TC PipeLines GP, Inc.	February 5, 2020
Nadine E. Berge

/S/ SEAN M. BRETT	Director of TC PipeLines GP, Inc.	February 5, 2020
Sean M. Brett

/S/ STANLEY G. CHAPMAN III	Chair and Director of TC PipeLines GP, Inc.	February 5, 2020
Stanley G. Chapman III

/S/ MALYN K. MALQUIST	Director of TC PipeLines GP, Inc.	February 5, 2020
Malyn K. Malquist

/S/ WALENTIN (VAL) MIROSH	Director of TC PipeLines GP, Inc.	February 5, 2020
Walentin (Val) Mirosh

/S/ JACK F. STARK	Director of TC PipeLines GP, Inc.	February 5, 2020
Jack F. Stark